Ashmore Code of Ethics

Ashmore Group plc

Code of Ethics

for

Ashmore Investment Management Limited

Ashmore Investment Advisors Limited

December 2021

(Available to any client or prospective client on request)

Ashmore Code of Ethics

1.     Objective

Ashmore Group plc and its subsidiaries, including Ashmore Investment Management Limited and Ashmore Investment Advisors Limited (collectively, “Ashmore”) have maintained a reputation for conducting their business activities in the highest ethical and professional manner.

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business activities, practices and procedures. It does not cover every issue that may arise in the course of Ashmore’s many business activities, but it sets out basic principles designed to guide employees, officers and directors of Ashmore. All employees, officers and directors are required to conduct themselves in accordance with this Code.

Any employee, officer or director who fails to comply with the requirements of this Code may be subject to disciplinary action, including dismissal, and other applicable laws where relevant to the act or omission conducted. If you are in or aware of a situation which you believe may violate or lead to a violation of this Code or other Ashmore policies, you should follow the reporting process described in Section 16 of this Code.

2.     Compliance with Laws and Regulations

Ashmore’s business activities are subject to extensive governmental regulation and oversight. In particular, as an investment adviser and sponsor of registered investment companies and other investment products, Ashmore is subject to regulation under numerous European Directives, UK legislation and regulation, US federal and state, Money Laundering Directives, Alternative Investment Fund Management Directive (AIFMD), Investment Advisers Act of 1940, the Investment Company Act of 1940, ERISA), as well as the laws and regulations of the other jurisdictions in which we operate.

It is, of course, essential that Ashmore comply with the laws and regulations applicable to its business activities. Although you are not expected to know the details of these laws and regulations, it is important to know enough about them to determine when to seek advice from your line management and Ashmore’s Compliance Department. You must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with the Compliance Department to determine the appropriate course of action.

To assist in this effort Ashmore has provided employees with its Compliance Manual and various policies and procedures which provide guidance for complying with these laws and regulations.

In addition, as a public company, Ashmore Group is required to file periodic reports with the London Stock Exchange (LSE), the U.S. SEC and other international regulators. It is Ashmore’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports.

Ashmore Code of Ethics

3.     Financial Conduct Authority Principles for Business and Code of Conduct

The Financial Conduct Authority (FCA) has Principles for Business and a Code of Conduct which apply to all staff:

FCA Principles for Business

1. Integrity	A firm must conduct its business with integrity.

2. Skill, care and diligence	A firm must conduct its business with due skill, care and diligence.

3. Management and control	A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

4. Financial Prudence	A firm must maintain adequate financial resources.

5. Market Conduct	A firm must observe proper standards of market conduct.

6. Customers’ interests	A firm must pay due regard to the interests of its customers and treat them fairly.

7. Communication with Clients	A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

8. Conflicts of interest	A firm must manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

9. Customers: relationships of trust	A firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgment.

10. Clients’ assets	A firm must arrange adequate protection for clients’ assets when it is responsible for them.

11. Relations with regulators	A firm must deal with its regulators in an open and cooperative way, and must disclose to the appropriate regulator appropriately anything relating to the firm of which that regulator would reasonably expect notice.

FCA Code of Conduct

Rule 1	You must act with integrity

Rule 2	You must act with due skill, care and diligence.

Rule 3	You must be open and cooperative with the FCA, the PRA and other regulators.

Rule 4	You must pay due regard to the interests of customers and treat them fairly.

Rule 5	You must observe proper standards of market conduct.

Ashmore Code of Ethics

4.     Treating Customer’s Fairly (TCF)

TCF is the FCA’s Principle 6, and it places an obligation on a firm to treat its customer fairly. Ashmore is firmly committed to the TCF principle which is at the heart of how we do business. Customers should expect to receive financial services and products that meet their needs from firms that they can trust. Ashmore believes that meeting customers’ fair and reasonable expectations is the responsibility of our business, as well as the expectation of the regulator.

5.     Conflicts of Interest

Your obligation to conduct Ashmore’s business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. A “Conflict of Interests” may arise under various circumstances, many of which are described in Ashmore’s Conflict of Interests Policy, which is available on the intranet.

Conflicts of Interest may not always be clear-cut and it is not possible to describe every situation in which a conflict of interest may arise. Therefore, if you have a question, you should consult your line manager, or a member of the Compliance Department.

6.     Insider Trading

Employees, officers and directors who have access to confidential information about Ashmore, our clients or issuers in which we invest client assets are not permitted to use or share that information for security trading purposes or for any other purpose except in the proper conduct of our business. All non-public information about Ashmore or any of our clients or issuers should be considered “confidential information.” To use material non-public information (MNPI) for personal financial benefit or to “tip-off” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In this regard, Ashmore has a Personal Account (PA) Dealing Policy and a Code for Dealing in Company Securities Policy. A copy each policy is available on the intranet.

7.     Personal Account Dealing

Under the Personal Account Dealing Policy, Ashmore employees are required to seek pre-clearance of all transactions in Ashmore Group plc securities and Ashmore managed or sponsored funds, and funds with an Emerging Market component.

New staff are required to disclose all holdings on joining, and provide an annual holdings disclosure.

If you have any questions regarding the use of confidential information or any of the above Personal Account Dealing Policy, please consult a member of the Compliance Department.

8. Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Group Head of Compliance. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with Ashmore directly or indirectly.

Ashmore Code of Ethics

9. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

We should each endeavour to respect the rights of, and deal fairly with, Ashmore’s clients, vendors and competitors. No-one in the course of conducting Ashmore’s business should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

10. Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with clients or vendors. All gifts received should be reported and surrendered to the Compliance Department and arrangements will be made for the gifts to be raffled annually between Employees. In the case of high-value items, the Head of Compliance may determine that they be otherwise disposed of with any proceeds going to a nominated charity. Gifts or entertainment may not be offered to any client or any employee of another organisation in the financial services industry whose duties include giving investment advice, dealing or fund management. In exceptional cases, the prior approval of the Group Chief Executive may be sought for gifts or entertainment to be given, but the reasons for the request and for the Group Chief Executive’s decision must be documented and a copy sent to the Group Head of Compliance. All gifts and benefits are subject to disclosure and are recorded by the Compliance department.

Additional guidance regarding gifts and entertainment is contained in the Gifts and Entertainment Policy, the Compliance Manual and Ashmore’s Corporate Travel and Entertainment Policy. Please discuss with your manager or a member of the Compliance Department any gift or entertainment which you are not certain is appropriate.

What is acceptable in the commercial business environment may not be acceptable in dealings with the public sector in the United States, the United Kingdom and other countries. There are strict laws that govern providing gifts and entertainment, including meals, transportation and lodging, to public officials. You are prohibited from providing gifts or anything of value to public officials or their employees or members of their families in connection with the Ashmore’s business for the purpose of obtaining or retaining business or a business advantage. For more information, see Section 15 of this Code entitled “Bribery and Corruption” and Ashmore’s Policy on Anti-Bribery and Corruption.

11. Discrimination and Harassment

Ashmore is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In particular, it is Ashmore’s policy to comply with the law by affording equal opportunity to all qualified applicants and existing employees without regard to race, religion, colour, national origin, sex (including pregnancy and gender identity), sexual orientation, age, ancestry, physical or mental disability, marital status, political affiliation, citizenship status, genetic information, or protected veteran status or any other basis that would be in violation of any applicable ordinance or law. All personnel actions, including but not limited to recruitment, selection, hiring, training, transfer, promotion, termination, compensation, and benefits

Ashmore Code of Ethics

conform to this policy. In addition, Ashmore will not tolerate harassment, bias or other inappropriate conduct on the basis of race, colour, religion, national origin, sex (including pregnancy and gender identity),sexual orientation, disability, age, ancestry, physical or mental disability, marital status, political affiliation, citizenship status, genetic information, or status as a Vietnam era veteran or any other basis by a manager, supervisor, employee, customer, vendor or visitor that would be in violation of any applicable ordinance or law. Ashmore’s UK Employee Handbook is available on the intranet.

12. Recordkeeping

Ashmore requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since Ashmore performs a number of financial services activities and is a public company, it is subject to extensive regulations regarding maintenance and retention of books and records. Ashmore’s record retention policies are available on the intranet.

Generally, all of Ashmore’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Ashmore’s transactions and must conform both to applicable legal requirements and to Ashmore’s system of internal controls.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is an appropriate one, ask your manager or the Finance Department. Ashmore’s Travel Policy is available on the intranet.

Business records and communications have the potential to become public, and therefore employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterisations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according Ashmore’s record retention policies. Finally, in the event of litigation or governmental investigations, please consult the Compliance Department regarding any specific record-keeping requirements or obligations.

13. Confidentiality

Generally, Ashmore employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by Ashmore or its clients, except when disclosure is authorised by the Compliance Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Ashmore or its clients, if disclosed. It also includes information that clients and other parties have entrusted to us. The obligation to preserve confidential information continues even after employment ends. Any questions regarding this policy or other issues relating to confidential information should be directed to a member of the Legal Department or the Compliance Department.

14. Protection and Proper Use of Ashmore Assets

You should endeavour to protect Ashmore’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Ashmore’s profitability. Any suspected incident of fraud or theft must immediately be reported to the Compliance Department for investigation, and employees are strongly encouraged to report the incident to their line managements. Ashmore technology, equipment or other resources should not be used for non-Ashmore business, unless unavoidable. In such instances, the matter should be reported to Ashmore’s senior management for guidance.

Ashmore Code of Ethics

Your obligation to protect Ashmore’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, trademarks, and copyrights, as well as business, marketing and service plans, systems, software programs, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorised use or distribution of this information would breach Ashmore policy, and it could also be illegal and result in civil and/or criminal penalties.

15. Bribery and Corruption

Ashmore employees, officers, directors or representatives are prohibited from:

a) Offering or making any bribe, unorthodox or unauthorised payment or inducement of any kind to anyone;

b) Soliciting business by offering any bribe, unorthodox or unofficial payment to customers or potential customers;

c) Accepting any kind of bribe, unorthodox or unusual payment or inducement that would not be authorised by Ashmore in the ordinary course of its business activities;

d) Accepting any bribe or unorthodox payment and to do so in a manner that is open to misunderstanding or giving rise to false expectation; or

e) Making facilitation payments. These are payments (of any amounts, however small) used by businesses or individuals to secure or expedite the performance of a routine or necessary action to which the payer of the facilitation payment has a legal or other entitlement. Ashmore will not tolerate or condone such payments being made unless required for medical or safety emergencies in jurisdictions where such payments are considered normal. Where this occurs, a record of any such payment should be maintained.

It is strictly prohibited to make improper payments to public officials of any country for the purpose of obtaining or retaining business or an advantage in the course of business conduct. See Ashmore’s Anti-Bribery and Corruption Policy.

Charitable contributions can give rise to breaches of anti-bribery laws. Guidance on these issues is set out in Ashmore’s Gifts and Benefits Policy.

Additionally, many laws govern the limitations and/or prohibitions on contributions to political candidates and parties, as well as the employment of former governmental personnel. Guidance regarding political contributions is contained in Ashmore’s Compliance Manual.

16. Whistleblowing - Reporting Any Illegal or Unethical Behaviour

Employees must immediately report suspected illegal or unethical behaviour in accordance with Ashmore’s whistleblowing procedures, or use the whistleblowing hotline operated by Safecall. The Ashmore Whistleblowing Policy on the intranet contains the link to the hotline -free number. Reports will be treated in confidence.

Ashmore will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment because of a report of misconduct by others made in good faith. Employees are expected to cooperate in internal investigations of misconduct.

Ashmore Code of Ethics

17. Compliance Procedures

We must all work to ensure we comply with the standards and provisions set out in this Code. In the event you are not sure how to handle or deal with an issue arising under this Code, you should approach your line manager in the first instance or, if more appropriate, report the matter to the Compliance or Human Resources department.

18. Internal Reporting

The Group Heads of Compliance and Human Resources will report material matters arising from non-compliance with this Code or the policies and procedures to the Ashmore Group plc Audit and Risk Committee (ARC).